Exhibit (23)(c)
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 333-152800) and S-3 (Nos. 333-52560, 333-153353, 333-155293, 333-119255 and 333-119256) of CMS Energy Corporation of our report dated February 19, 2007 relating to the financial statements of Midland Cogeneration Venture L.P., which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
February 25, 2009